
                    XCL Ltd. and Subsidiaries

    Exhibit 11-Computation of Earnings Per Common and Common
                        Equivalent Share

        (Amounts in thousands except, per share amounts)

                                Three Months Ended  Six Months Ended
                                ------------------  ----------------
                                      June 30           June 30
                                      -------           -------
                                   1996     1995     1996     1995
                                   ----     ----     ----     ----

PRIMARY:

Net loss                       $(3,062) $(13,263) $(4,703) $(14,875)

Dividends on preferred stock      (416)   (2,464)    (447)   (2,464)
                                ------   -------   ------   -------
Net loss attributable to
 common stock                  $(3,478) $(15,727) $(5,150) $(17,339)
                                ======   =======   ======   =======
Weighted average number of
 shares common stock
 outstanding                    263,343  236,966  260,061   235,739

Common stock equivalents
 (computed using treasury
   stock method)                     --       --       --        --
                                -------  -------  -------   -------
Average number of shares of
 common stock and common
 stock equivalents
 outstanding                    263,343  236,966  260,061  235,739
                                =======  =======  =======  =======
Net loss per common and
 common equivalent share        $  (.01) $  (.07) $ (.02) $   (.07)
                                 ======   ======   =====   =======
FULLY DILUTED:

Fully diluted net loss
 per common and common
 equivalent share                   (1)      (1)      (1)     (1)



(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.